UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 30, 2018

LAZYDAYS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38424	82-4183498
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6130 Lazy Days Blvd., Seffner, Florida	33584
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(813) 246-4999

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Section 2	Financial Information

Item 2.02.	Results of Operations and Financial Condition.

On April 30, 2018, Lazydays Holdings, Inc. (“Lazydays” or the “Company”) issued a press release announcing, among other things, preliminary unaudited first quarter financial results for the quarter ended March 31, 2018. A copy of the press release is furnished hereto as Exhibit 99.1.

Section 5	Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2018, Maura Berney, the Chief Financial Officer of Lazydays, made the personal decision to resign from her position as Chief Financial Officer, effective May 11, 2018. Also on April 30, 2018, Lazydays announced that Nicholas Tomashot has been appointed as the new Chief Financial Officer, effective May 11, 2018. Ms. Berney will work closely with Mr. Tomashot through June 15, 2018 to ensure a smooth transition of responsibilities. Below is a summary of Mr. Tomashot’s business experience and educational background.

Nicholas Tomashot, 55, brings more than thirty years of financial management experience and has an extensive background in corporate finance, financial planning and analysis, cost analysis, business intelligence, investor relations, strategic planning and operational efficiency. Mr. Tomashot was Senior Vice President and General Manager of the National Service Center of US Foods, a national foodservice distributor, from July 2013 through April 2018. Prior to US Foods, Mr. Tomashot was Chief Financial Officer, Treasurer and Corporate Secretary, of Pinnacle Data Systems, a NYSE-traded provider of technology repair and reverse logistics services, from April 2008 through January 2012 and subsequently became Vice President, Finance, of Avnet Integrated, the electronic components distribution company that acquired Pinnacle Data Systems. Prior to that, Mr. Tomashot served in finance leadership roles for Innovex, Inc., an international manufacturer of components used in high technology electronics, as Vice President, Operations Finance- Thailand from June 2004 through April 2008 and as Vice President of Finance from March 2001 through June 2004. Mr. Tomashot holds a Bachelor of Science degree in Finance from The Ohio State University and a Master’s in Business Administration from the Duke University Fuqua School of Business.

There is no arrangement or understanding between Mr. Tomashot and any other person pursuant to which he was appointed Chief Financial Officer. There are no family relationships between Mr. Tomashot and any of the Company’s directors and executive officers. The Company has not entered into any transactions with Mr. Tomashot that would require disclosure under Item 404(a) of Regulation S-K.

Lazydays has entered into an offer letter with Mr. Tomashot. The offer letter provides for an initial base salary of $325,000 per year. In addition, Mr. Tomashot is eligible to receive an annual cash incentive bonus based on the achievement of performance objectives to be established by the Chief Executive Officer and approved by the Board of Directors. Mr. Tomashot’s target bonus is 75% of his annual base salary (with the potential to earn a maximum of up to 150% of his target bonus). Mr. Tomashot is also eligible to participate in any employee benefit plans as may be adopted by Lazydays from time to time. Mr. Tomashot’s offer letter also provides that he is to be granted an option to acquire shares of common stock of Lazydays. Mr. Tomashot is also being provided with a relocation allowance of $100,000. If Mr. Tomashot resigns from the Company or is terminated by the Company for cause within two years of his start date, Mr. Tomashot will be required to repay the pro-rated balance of the relocation allowance. The offer letter also provides that if Mr. Tomashot is terminated without cause, he will, subject to entering into a general release of claims, receive severance equal to twelve months of his base salary and that if such termination is following a change in control, he is also eligible to receive a pro-rated bonus, if the board of directors of Lazydays determines that the performance objectives have been met.

Section 9	Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 30, 2018.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZYDAYS HOLDINGS, INC.

Date: May 4, 2018	By:	/s/ William P. Murnane
William P. Murnane
Chief Executive Officer

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